August 8, 2023

Array Technologies, Inc. Reports Financial Results for the Second Quarter 2023 – Strong execution delivers revenue of $507.7 million and record gross margin of 29.6%

Second Quarter 2023 Highlights
•Revenue of $507.7 million
•Net income to common shareholders of $52.0 million
•Adjusted EBITDA(1) of $115.6 million
•Basic and diluted net income per share of $0.34
•Adjusted diluted net income per share(1) of $0.47
•Executed contracts and awarded orders at June 30, 2023 totaling $1.7 billion

(1) A reconciliation of the most comparable GAAP measure to its Non-GAAP measure is included below.

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies (NASDAQ: ARRY) (“Array” or “the Company”), a leading provider of tracker solutions and services for utility-scale solar energy projects, today announced financial results for its second quarter ended June 30, 2023.

“Array delivered another strong performance in the second quarter as we exceeded expectations across the board. Revenue grew 21% from the prior year, anchored by 124% year-over-year growth in our STI segment. Gross margin at 29.6% was particularly strong as we took advantage of cost-saving opportunities in the quarter and an increase in higher-margin non-tracker sales. Capitalizing on the strong margin performance, Adjusted EBITDA was $116 million for the second quarter, which was a $95 million improvement from the prior year. And finally, we generated $57 million of free cash flow in the first half of 2023, leaving us with an ending cash balance at June 30, 2023 of $156 million, which represents an improvement of $105 million from June 30, 2022,” said Kevin Hostetler, Chief Executive Officer.

Mr. Hostetler continued, “We also saw a meaningful increase in our sequential bookings, winning approximately $600 million in the quarter. We were happy to see the preliminary guidance come out on IRA domestic content which led to an improved momentum in our conversion of pipeline to orders. That said, we did see a larger proportion of these bookings represent 2024 deliveries than we had expected going into the quarter. This fact, combined with larger than anticipated pushouts due to module availability, further IRA clarity, and permitting issues, has negatively impacted anticipated revenue for 2023. However, it is important to note that despite a lower outlook for revenue, we are increasing our forecasted Adjusted EBITDA and Adjusted EPS as we have increased our full-year gross margin expectation. Further, by delivering more earnings on less revenue, we are able to drive better than forecasted free cash flow performance this year, which we will use to accelerate our deleveraging.”

Mr. Hostetler concluded, “While we are disappointed in the progression of the elements we cannot control, we steadfastly remain focused on the execution of our strategy. That includes delivering a strong 2023 while positioning ourselves for success as the industry moves into its next phase of growth. We will enter 2024 with strong bookings momentum, a much-improved balance sheet, a multi-product offering enabling us to expand our target market while delivering industry-leading gross margin, and a stronger operating system that will continue to improve shareholder returns.”

Second Quarter 2023 Financial Results
Revenue increased 21% to $507.7 million, compared to $419.9 million for the prior-year period resulting from both an increase in the total number of MWs shipped and an increase in ASP due to improved pass-through pricing to our customers.

Gross profit increased 276% to $150.0 million compared to $39.9 million in the prior year period, driven by both higher volume and an increase in gross profit as a percent of revenue. Gross margin increased to 29.6% from 9.5% driven by an improvement in pass-through pricing to customers, cost-saving opportunities, and an increase in non-tracker sales.

Operating expenses increased to $53.8 million compared to $53.3 million during the same period in the prior year. The increase is primarily related to higher census and professional fees, partly offset by $13.4 million in lower amortization expense in 2023 compared to 2022, which had elevated amortization costs related to the STI acquisition.

Net income to common stockholders was $52.0 million compared to a net loss of $17.2 million during the same period in the prior year, and basic and diluted income per share was $0.34 compared to basic and diluted loss per share of $0.11 during the same period in the prior year.

Adjusted EBITDA increased to $115.6 million, compared to $20.9 million for the prior-year period.

Adjusted net income was $71.1 million compared to adjusted net income of $12.9 million during the same period in the prior year and adjusted basic and diluted adjusted net income per share was $0.47 compared to adjusted diluted net income per share of $0.09 during the same period in the prior year.

Executed Contracts and Awarded Orders
Total executed contracts and awarded orders at June 30, 2023 were $1.7 billion, with $1.4 billion from our Array Legacy Operations segment and $0.3 billion from STI Norland.

Full Year 2023 Guidance
For the year ending December 31, 2023, the company expects:

•Revenue to be in the range of $1,650 million to $1,725 million
•Adjusted EBITDA(2) to be in the range of $280 million to $295 million
•Adjusted net income per share(2) to be in the range of $1.00 to $1.07

(2) A reconciliation of projected adjusted EBITDA and adjusted net income per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, revaluation of the fair-value of our contingent consideration, and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. As such, for our 2023 outlook, we have not included estimates for these items and are unable to address the probable significance of the unavailable information, which could be material to future results.

Conference Call Information
Array management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results.
The conference call can be accessed live over the phone by dialing (877)-451-6152 (domestic) or (201)-389-0879 (international). A telephonic replay will be available approximately three hours after the call by dialing (844)-512-2921, or for international callers, (412)-317-6671. The passcode for the live call and the replay is 13739433. The replay will be available until 11:59 p.m. (ET) on August 22, 2023.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call.

To learn more about Array Technologies, please visit the company's website at http://ir.arraytechinc.com.

About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.

Investor Relations Contact:
Array Technologies, Inc.
Investor Relations
505-437-0010
investors@arraytechinc.com

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “will,” “would” or similar expressions and the negatives of those terms.

Array’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks, uncertainties and other factors, including without limitation: changes in the demand for solar energy projects; a loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment; failure to retain key personnel or failure to attract additional qualified personnel; defects or performance problems in our products that could result in loss of customers, reputational damage, a loss of revenue, and warranty, indemnity and product liability claims; a drop in the price of electricity derived from the utility grid or from alternative energy sources; challenges in our ability to consolidate the financial reporting of our acquired foreign subsidiaries; delays, disruptions or quality control problems in our product development operations; the effects of a further increase in interest rates, or a reduction in the availability of tax equity or project debt capital in the global financial markets, which could make it difficult for customers to finance the cost of a solar energy system and could reduce the demand for our products; changes to tax laws and regulations that are applied adversely to us or our customers; existing electric utility industry policies and regulations, and any subsequent changes, that may present technical, regulatory and economic barriers to the purchase and use of solar energy systems; the interruption of the flow of materials from international vendors, including as a result of the imposition of additional duties, tariffs and other charges or restrictions on imports and exports; changes in the global trade environment, including the imposition of import tariffs; economic, political and market conditions, including the Russian-Ukraine conflict, uncertain credit and global financial markets resulting from increasing inflation and interest rates along with recent bank failures, and the COVID-19 pandemic; the reduction, elimination or expiration of government incentives for, or regulations mandating the use of, renewable energy and solar energy specifically; our ability to, obtain, maintain, protect, defend or enforce, our intellectual property and other proprietary rights; significant changes in the costs of raw materials; the implementation of the IRA may not deliver as much growth as we are anticipating; our ability to remediate our material weaknesses on a timely basis or at all; the effect of our substantial indebtedness on our financial condition; the occurrence of cybersecurity incidents, including unauthorized disclosure of personal or sensitive data or theft of confidential information; and the other risks and uncertainties described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Information
This press release includes certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We define Adjusted EBITDA as net income (loss) plus (i) other (income) expense, (ii) foreign currency (gain) loss, (iii) preferred dividends and accretion, (iv) interest expense, (v) income tax (benefit) expense, (vi) depreciation expense, (vii) amortization of intangibles, (viii) equity-based compensation, (ix) change in fair value of derivative assets, (x) change in fair value of contingent consideration, (xi) certain legal expense, (xii) certain acquisition costs, and (xiii) other costs. We define Adjusted Net Income as net income (loss) plus (i) amortization of intangibles, (ii) amortization of debt discount and issuance costs (iii) preferred accretion, (iv) equity-based compensation, (v) change in fair value of derivative assets, (vi) change in fair value of contingent consideration, (vii) certain legal expense, (viii) certain acquisition related costs, (ix) other costs, and (x) income tax (expense) benefit of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation. We calculate net income (loss) per share as net income (loss) to common shareholders divided by the basic and diluted weighted average number of shares outstanding for the applicable period and we define Adjusted Net Income per share as Adjusted Net Income (as detailed above) divided by the basic and diluted weighted average number of shares outstanding for the applicable period.

We believe that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing the Company’s performance, as well as in planning and forecasting future periods. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited)
(in thousands, except per share and share amounts)

	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$155,966	$133,901
Accounts receivable, net of allowance of $1,651 and $1,888, respectively	502,363	421,183
Inventories	206,857	233,159
Income tax receivables	312	3,532
Prepaid expenses and other	42,740	39,434
Total current assets	908,238	831,209

Property, plant and equipment, net	30,674	23,174
Goodwill	441,255	416,184
Other intangible assets, net	375,527	386,364
Deferred income tax assets	—	16,466
Derivative assets	64,014	—
Other assets	33,076	32,655
Total assets	$1,852,784	$1,706,052

LIABILITIES, REDEEMABLE PERPETUAL PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$188,633	$170,430
Accrued expenses and other	61,156	54,895
Accrued warranty reserve	1,540	3,690
Income tax payable	16,711	6,881
Deferred revenue	114,810	178,922
Current portion of contingent consideration	1,809	1,200
Current portion of debt	37,450	38,691
Other current liabilities	12,844	10,553
Total current liabilities	434,953	465,262

Deferred income tax liabilities	74,902	72,606
Contingent consideration, net of current portion	7,620	7,387
Other long-term liabilities	16,117	14,808
Long-term warranty	4,415	1,786
Long-term debt, net of current portion	702,485	720,352
Total liabilities	1,240,492	1,282,201
Commitments and contingencies (Note 11)
Series A Redeemable Perpetual Preferred Stock of $0.001 par value - 500,000 authorized; 419,259 and 406,389 shares issued as of June 30, 2023 and December 31, 2022, respectively; liquidation preference of $419.3 million and $406.4 million at respective dates	324,838	299,570
Stockholders’ equity:

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited)
(in thousands, except per share and share amounts)

	June 30, 2023	December 31, 2022
Preferred stock of $0.001 par value - 4,500,000 shares authorized; none issued at respective dates	—	—
Common stock of $0.001 par value - 1,000,000,000 shares authorized; 151,048,790 and 150,513,104 shares issued at respective dates	151	150
Additional paid-in capital	417,624	383,176
Accumulated deficit	(176,530)	(267,470)
Accumulated other comprehensive income	46,209	8,425
Total stockholders’ equity	287,454	124,281
Total liabilities, redeemable perpetual preferred stock and stockholders’ equity	$1,852,784	$1,706,052

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$507,725	$419,865	$884,498	$720,451
Cost of revenue	357,683	379,919	633,277	653,918
Gross profit	150,042	39,946	251,221	66,533

Operating expenses:
General and administrative	40,250	28,936	78,392	74,361
Change in fair value of contingent consideration	705	(1,678)	2,043	(5,409)
Depreciation and amortization	12,846	26,020	27,087	49,257
Total operating expenses	53,801	53,278	107,522	118,209

Income (loss) from operations	96,241	(13,332)	143,699	(51,676)

Other income (expense):
Other income (expense), net	125	(371)	319	372
Foreign currency gain (loss)	260	(1,736)	66	2,127
Change in fair value of derivative assets	694	—	(1,256)	—
Interest expense	(10,109)	(8,021)	(19,609)	(14,963)
Total other (expense)	(9,030)	(10,128)	(20,480)	(12,464)

Income (loss) before income tax (benefit) expense	87,211	(23,460)	123,219	(64,140)
Income tax (benefit) expense	22,403	(18,436)	32,279	(33,179)
Net income (loss)	64,808	(5,024)	90,940	(30,961)
Preferred dividends and accretion	12,784	12,182	25,268	23,788
Net income (loss) to common shareholders	$52,024	$(17,206)	$65,672	$(54,749)

Income (loss) per common share
Basic	$0.34	$(0.11)	$0.44	$(0.37)
Diluted	$0.34	$(0.11)	$0.43	$(0.37)
Weighted average number of common shares outstanding
Basic	150,919	150,203	150,763	149,246
Diluted	152,129	150,203	151,970	149,246

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating activities:
Net income (loss)	$64,808	(5,024)	$90,940	$(30,961)
Adjustments to net income (loss):
Provision for bad debts	(374)	365	(141)	510
Deferred tax expense	(3,739)	(28,259)	816	(23,910)
Depreciation and amortization	13,159	26,187	27,692	49,795
Amortization of debt discount and issuance costs	2,172	1,576	4,998	3,286
Equity-based compensation	4,945	2,964	8,311	7,472
Contingent consideration	705	(1,678)	2,043	(5,409)
Warranty provision	43	621	479	1,215
Write-down of inventories	1,611	—	3,458	409
Change in fair value of derivative assets	(694)	—	1,256	—
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(87,277)	(62,280)	(81,039)	(106,548)
Inventories	46,156	(30,941)	22,844	(77,191)
Income tax receivables	2,851	14,862	3,220	(7,062)
Prepaid expenses and other	3,655	(6,543)	(3,292)	5,015
Accounts payable	387	15,094	30,542	74,513
Accrued expenses and other	3,197	(3,671)	7,097	3,356
Income tax payable	4,878	1,543	9,830	(7,217)
Lease liabilities	590	(1,385)	1,414	4,700
Deferred revenue	(36,533)	65,902	(64,112)	47,263
Net cash provided by (used in) operating activities	20,540	(10,667)	66,356	(60,764)
Investing activities:
Purchase of property, plant and equipment	(5,541)	(1,538)	(9,424)	(3,895)
Acquisition of STI, net of cash acquired	—	(2)	—	(373,818)
Net cash used in investing activities	(5,541)	(1,540)	(9,424)	(377,713)
Financing activities:
Proceeds from Series A issuance	—	—	—	33,098
Proceeds from common stock issuance	—	—	—	15,885
Series A equity issuance costs	(758)	(400)	(1,508)	(575)
Common stock issuance costs	—	—	—	(450)
Payments on revolving credit facility	—	(33,000)	—	(33,000)
Proceeds from revolving credit facility	—	49,000	—	101,000
Proceeds from issuance of other debt	17,332	24,370	23,801	30,599

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited) (continued)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Principal payments on term loan facility	(11,075)	4,368	(22,150)	—
Principal payments on other debt	(21,051)	(22,377)	(38,257)	(22,377)
Contingent consideration payments	—	—	(1,200)	(1,483)
Net cash provided by (used in) financing activities	(15,552)	21,961	(39,314)	122,697
Effect of exchange rate changes on cash and cash equivalent balances	8,763	(8,199)	4,447	(844)
Net change in cash and cash equivalents	8,210	1,555	22,065	(316,624)
Cash and cash equivalents, beginning of period	147,756	49,491	133,901	367,670
Cash and cash equivalents, end of period	$155,966	$51,046	$155,966	$51,046

Supplemental Cash Flow Information
Cash paid for interest	$7,900	$4,389	$15,880	$7,428
Cash paid for income taxes	$15,962	$(230)	$18,484	$(230)

Non-cash Investing and Financing Activities
Dividends accrued on Series A Preferred	$6,521	$6,417	$12,871	$12,606
Stock consideration paid for acquisition of STI	$—	$—	$—	$200,224

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands, except per share amounts)
The following table reconciles net income (loss) to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss)	$64,808	$(5,024)	$90,940	$(30,961)
Preferred dividends and accretion	12,784	12,182	25,268	23,788
Net income (loss) to common shareholders	$52,024	$(17,206)	$65,672	$(54,749)
Other expense, net	(125)	371	(319)	(372)
Foreign currency (gain) loss	(260)	1,736	(66)	(2,127)
Preferred dividends and accretion	12,784	12,182	25,268	23,788
Interest expense	10,109	8,021	19,609	14,963
Income tax (benefit) expense	22,403	(18,436)	32,279	(33,179)
Depreciation expense	721	616	1,466	1,204
Amortization of intangibles	12,437	25,794	26,225	48,932
Equity-based compensation	5,240	2,971	8,580	7,479
Change in fair value of derivative assets	(694)	—	1,256	—
Change in fair value of contingent consideration	705	(1,678)	2,043	(5,409)
Legal expense(a)	248	1,733	552	2,779
M&A(b)	—	(206)	—	10,977
Other costs (c)	—	4,981	—	7,327
Adjusted EBITDA	$115,592	$20,879	$182,565	$21,613

(a) Represents certain legal fees and other related costs associated with (i) action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets for which a judgement has been entered in our favor, (ii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933, which litigation was dismissed with prejudice by the Court on May 19, 2023, and (iii) other litigation. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(b) Represents fees related to the acquisition of STI Norland.

(c) For the three months ended June 30, 2022, other costs represent (i) $2.8 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (ii) $1.3 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future, and (iii) $0.8 million related to certain professional fees incurred related to the integration of STI Norland. For the six months ended June 30, 2022, other costs represent (i) $2.8 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (ii) $3.6 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future, and (iii) $0.9 million related to certain professional fees incurred related to the integration of STI Norland.

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands, except per share amounts)
The following table reconciles net income (loss) to Adjusted Net Income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss)	$64,808	$(5,024)	$90,940	$(30,961)
Preferred dividends and accretion	12,784	12,182	25,268	23,788
Net income (loss) to common shareholders	$52,024	$(17,206)	$65,672	$(54,749)
Amortization of intangibles	12,437	25,794	26,225	48,932
Amortization of debt discount and issuance costs	2,172	1,576	4,998	3,286
Preferred accretion	6,263	5,765	12,398	11,118
Equity based compensation	5,240	2,971	8,580	7,479
Change in fair value of derivative assets	(694)	—	1,256	—
Change in fair value of contingent consideration	705	(1,678)	2,043	(5,409)
Legal expense(a)	248	1,733	552	2,779
M&A (b)	—	(206)	—	10,977
Other costs(c)	—	4,981	—	7,327
Income tax expense of adjustments(d)	(7,251)	(10,852)	(13,295)	(18,403)
Adjusted Net Income	$71,144	$12,878	$108,429	$13,337

Income (loss) per common share
Basic	$0.34	$(0.11)	$0.44	$(0.37)
Diluted	$0.34	$(0.11)	$0.43	$(0.37)
Weighted average number of common shares outstanding
Basic	150,919	150,203	150,763	149,246
Diluted	152,129	150,203	151,970	149,246
Adjusted net income (loss) per common share
Basic	$0.47	$0.09	$0.72	$0.09
Diluted	$0.47	$0.09	$0.71	$0.09
Weighted average number of common shares outstanding
Basic	150,919	150,203	150,763	149,246
Diluted	152,129	150,420	151,970	149,397

(a) Represents certain legal fees and other related costs associated with (i) action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets for which a judgement has been entered in our favor, (ii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933, which litigation was dismissed with prejudice by the Court on May 19, 2023, and (iii) other litigation. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(b) Represents fees related to the acquisition of STI Norland.

(c) For the three months ended June 30, 2022, other costs represent (i) $2.8 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (ii) $1.3 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future, and (iii) $0.8 million related to certain professional fees incurred related to the integration of STI Norland. For the six months ended June 30, 2022, other costs represent (i) $2.8 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (ii) $3.6 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future, and (iii) $0.9 million related to certain professional fees incurred related to the integration of STI Norland.

(d) Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.